UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 28, 2022
AURORA INNOVATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40216	98-1562265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1654 Smallman St, Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip Code)
(888) 583-9506
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	AUR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	AUROW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosures.

On September 28, 2022, Aurora Innovation, Inc. (the "Company" or "Aurora") issued a press release announcing key technical advancements on the path to commercial launch for the Aurora Driver, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. These technical advancements in the Aurora Driver Beta 4.0 release will enable the Aurora Driver to (i) detect and maneuver around a variety of objects and debris on the road and (ii) detect repainted lane lines in complex construction zones, both of which are key capabilities described in the Company’s product roadmap. A copy of the Company’s roadmap is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

In addition, the Company announced through the press release a framework that it plans to use in future quarters to share a measure of progress toward the commercial launch of Aurora Horizon, the Company's autonomous trucking service (the "Autonomy Readiness Measure").

The Autonomy Readiness Measure is the weighted function of completeness across all claims under the Company’s Safety Case (defined below). Aurora uses judgment when applying weighting to individual pieces of evidence that support the claims that Aurora is making in its Safety Case (e.g., based on complexity, effort required to complete, scope of the Company’s commercial launch route, etc.) as well as when evaluating the percentage complete of a particular piece of evidence. Aurora's Safety Case is an internally-derived, claims-based approach that provides a generalized structured argument to addressing safety items implicated by developing and operating self-driving technology on public roads. It incorporates safety elements from federal and state guidance, industry standards and best practices, and Aurora's internally developed requirements, including policies, test results, and procedures. Taken together, once Aurora determines that appropriate evidence has been gathered for each claim that comprises the Safety Case, the Safety Case will provide a clear and defensible argument that the Aurora Driver is acceptably safe on public roads. The Safety Case is scalable across various routes and use cases, and when commercializing each new route and use case for the Aurora Driver, the Company can quickly identify which claims might be impacted that may require additional or revised evidence applicable to the route or use case.

A closed Safety Case is Aurora’s bar for launch; therefore the Company anticipates the Autonomy Readiness Measure achieving 100% prior to commercial launch.

The Company also announced through the press release that it plans to disclose supplemental information regarding the on-road performance of the Aurora Driver (the "on-road autonomy performance indicator" or the "Performance Indicator").

The Performance Indicator is a quarterly measurement, reflected as a percentage of total truck miles driven in service of commercial pilots, plus other commercially representative testing (which, for the avoidance of doubt, do not include development tests or miles driven in manual mode for data collection) over the quarter, that incorporates three components:

•Miles driven during the quarter that did not require support, with support meaning human assistance via a vehicle operator touch (i.e., intervention) or other on-site support;
•Miles where the vehicle received support but where it is determined, through internal analysis including simulation, that the support received was not required by the Aurora Driver; and
•Miles driven in autonomy with remote input from the Aurora Beacon tool, which is Aurora's cloud-based mission control system that will be offered to customers as part of Aurora Horizon. The remote input tool within Aurora Beacon does not permit for the remote operation of a vehicle, but instead is a remote input tool that allows remote specialists to provide high-level guidance to Aurora Driver-powered vehicles when they encounter a situation where the autonomy solution is unclear.

There is judgment involved in using internal analysis to determine whether or not support was necessary. The Performance Indicator is not Aurora’s bar for launch. It may not improve linearly as it approaches commercial launch, and Aurora does not expect it to be 100% prior to commercial launch because certain situations (e.g., flat tires) will always require on-site support.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release of the Company dated September 28, 2022, announcing achievement of milestones towards commercial launch and framework for measuring progress toward commercial launch.

99.2	Product roadmap.

104	Cover Page Interactive Data File.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: September 28, 2022

AURORA INNOVATION, INC.

By:	/s/ Richard Tame
Name:	Richard Tame
Title:	Chief Financial Officer